SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

[ X ] Filed by the registrant

[   ] Filed by a party other than the registrant

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))

[ X ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to ss. 240.14A-11(c) or ss. 240.14a-12

                             PERMANENT BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

                         [PERMANENT BANCORP LETTERHEAD]









                                  June 26, 1998



Dear Fellow Stockholder:

         On behalf of the Board of Directors and management of Permanent Bancorp, Inc., we cordially invite you to attend the Annual Meeting of Stockholders of the Company. The Meeting will be held at 4:00 p.m., Evansville, Indiana time, on July 28, 1998, at the main office of the Company located at 101 Southeast Third Street, Evansville, Indiana.

         In addition to the election of directors, stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as the Company's auditors. Accordingly, your Board of Directors unanimously recommends that you vote FOR the election of the nominees for director and the appointment of Deloitte & Touche LLP .

         We encourage you to attend the Meeting in person. Whether or not you plan to attend, however, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope as promptly as possible. This will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the Meeting.

         Thank you for your attention to this important matter.

                                                Very truly yours,



                                                /s/Donald P. Weinzapfel
                                                -----------------------
                                                Donald P. Weinzapfel
                                                Chairman of the Board, President
                                                and Chief Executive Officer

                             PERMANENT BANCORP, INC.
                           101 Southeast Third Street
                            Evansville, Indiana 47708
                                 (812) 428-6800

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be Held on July 28, 1998



         Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Permanent Bancorp, Inc. (the "Company") will be held at the main office of the Company located at 101 Southeast Third Street, Evansville, Indiana at 4:00 p.m. Evansville, Indiana time, on July 28, 1998.

         A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

         1.       The election of three directors of the Company;

         2. The ratification of the appointment of Deloitte & Touche LLP as auditors for the Company for the fiscal year ending March 31, 1999;

and such other matters as may properly come before the Meeting, or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Meeting.

         Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on June 12, 1998 are the stockholders entitled to vote at the Meeting and any adjournments or postponements thereof.

         You are requested to complete and sign the enclosed Proxy Card which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy will not be used if you attend and vote at the Meeting in person.

                                              By Order of the Board of Directors



                                              /s/Donald P. Weinzapfel
                                              -----------------------
                                              Donald P. Weinzapfel
                                              Chairman of the Board, President
                                              and Chief Executive Officer


Evansville, Indiana
June 26, 1998

    IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE
       OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING.
           A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.
           NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                 PROXY STATEMENT

                             PERMANENT BANCORP, INC.
                           101 Southeast Third Street
                            Evansville, Indiana 47708
                                 (812) 428-6800

                         ANNUAL MEETING OF STOCKHOLDERS
                                  July 28, 1998

      This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Permanent Bancorp, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Meeting") which will be held at the main office of the Company, located at 101 Southeast Third Street, Evansville, Indiana, on July 28, 1998, at 4:00 p.m., Evansville, Indiana time, and all adjournments of the Meeting. The accompanying Notice of Annual Meeting and this Proxy Statement are first being mailed to stockholders on or about June 26, 1998. Certain of the information provided herein relates to Permanent Federal Savings Bank (the "Bank"), a wholly owned subsidiary of the Company.

      At the Meeting, stockholders of the Company are being asked to consider and vote upon (i) the election of three directors of the Company and (ii) a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's auditors for the fiscal year ending March 31, 1999.

Vote Required and Proxy Information

      All shares of common stock of the Company, par value $.01 per share (the "Common Stock"), represented at the Meeting by properly executed proxies received prior to or at the Meeting and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for the nominees and the adoption of the proposal set forth in this Proxy Statement. The Company does not know of any matters, other than as described in the Notice of Annual Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting pursuant thereto will have the discretion to vote on such matters in accordance with their best judgment.

      Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the matter shall be the act of the stockholders. Proxies marked to abstain with respect to a proposal have the same effect as votes against the proposal. Broker non-votes have no effect on the vote. One-third of the shares of the Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.

      A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (I) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Robert A. Cern, Secretary, Permanent Bancorp, Inc., 101 Southeast Third Street, Evansville, Indiana 47708.

Voting Securities and Certain Holders Thereof

         Stockholders of record as of the close of business on June 12, 1998 will be entitled to one vote for each share then held. As of that date, the Company had 4,249,289 shares of Common Stock issued and outstanding. The following table sets forth information regarding share ownership of: (i) those persons or entities known by management to beneficially own more than five percent of the Common Stock, and (ii) all directors and executive officers as a group. The amounts shown reflect the payment of a two-for-one stock split in the form of a stock dividend on April 14, 1998 (the "Stock Dividend").


                                                        Shares           Percent
                                                     Beneficially          of
  Beneficial Owner                                       Owned            Class
  ----------------                                       -----            -----
Permanent Bancorp, Inc.                                333,270(1)          7.8%
 Employee Stock Ownership Plan
  101 Southeast Third Street
  Evansville, Indiana  47708

Donald P. Weinzapfel                                   235,756(2)          5.4
  101 Southeast Third Street
  Evansville, Indiana  47708

Rahmi Soyugenc                                         259,646(3)          6.1
  119 LaDonna Boulevard
  Evansville, Indiana  47711

LaSalle Financial Partners, Limited Partnership        301,200(4)          7.1
   350 East Michigan, Suite 500
   Kalamazoo, MI 49007

Directors and executive officers
 of the Company and the Bank
 as a group (16 persons)                               548,194(5)         12.1
------------
(1) First Bankers Trust Co., N.A., Quincy, Illinois, the trustee of the ESOP, has sole voting and investment power over the 65,172 shares held by the Company's Employee Stock Ownership Plan (the "ESOP") which have not been allocated to participants, and may be deemed under applicable regulations to beneficially own such shares. Participants under the ESOP have the right to direct the voting of the 88,103 shares allocated to their ESOP accounts. Under the terms of the ESOP, unallocated shares are voted by the trustee in the same proportion that the participants vote the allocated shares with respect to each issue being voted upon.

(2) As reported on Schedule 13D, dated May 26, 1998, in which Mr. Weinzapfel reported sole voting power over 95,559 shares, sole dispositive power over 90,897 shares, shared voting power over 22,319 shares and shared dispositive power over 22,319 shares. The shares shown in the table above as beneficially owned have been adjusted to reflect the payment of the Stock Dividend.

(3) As reported in a Schedule 13D, dated April 4, 1995, in which Mr. Soyugenc reported sole voting and investment power over 129,823 shares of Common Stock. The shares shown in the table above as beneficially owned have been adjusted to reflect the payment of the Stock Dividend.

(4) As reported in an amended Schedule 13D, dated October 29, 1997 in which LaSalle Financial Partners, Limited Partnership reported shared voting and investment power with Peter T. Kross, limited partner, sole director and sole executive officer of Kross Financial Inc. and Richard
         J. Nelson and his wife, Florence Nelson, limited partners in LaSalle Financial Partners, Limited Partnership over 150,600 shares of Common Stock. The shares shown in the table above as beneficially owned have been adjusted to reflect the payment of the Stock Dividend.

(5) This amount includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, shares allocated to the accounts of such persons under the ESOP, shares held in a fiduciary capacity, held by certain of the group members' families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment power. This amount also includes an aggregate of 63,527 shares awarded under the Company's Recognition and Retention Plan (the "RRP") to the group members (adjusted for shares withheld by the Company to satisfy tax withholding obligations). Holders of RRP shares have sole voting and investment power over the vested portion of such shares and sole voting and no investment power over the unvested portion of such shares. This amount also includes an aggregate of 136,305 shares subject to options awarded under the Company's 1993 Stock Option and Incentive Plan (the "Stock Option Plan") which have vested and are exercisable within 60 days of the date hereof. This amount excludes an aggregate of 35,046 shares subject to options granted under the Stock Option Plan which have not vested and are not exercisable within 60 days of the date hereof. The shares shown above as beneficially owned have been adjusted to reflect the payment of the Stock Dividend.

                            I. ELECTION OF DIRECTORS

General

      The Company's Board of Directors currently consists of eleven members; however, Director John Forster will not be continuing in office after this Meeting. Each of the current directors of the Company has served in such capacity since the Company's organization in December 1993, except for Messrs. McCarty, Brown and Schenk. The Board is divided into three classes, with two classes containing three members each and the third class containing four members. One of the three stands for election annually. Directors of the Company are generally elected to serve for a three-year term or until their respective successors are elected and qualified.

      The following table sets forth certain information, as of June 12, 1998, regarding the composition of the Company's Board of Directors continuing in office, including each director's term of office. The Board of Directors acting as the nominating committee has recommended and approved the nominees identified in the following table. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the Meeting FOR the election of the nominees identified below. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee may be unable to serve, if elected. Except as disclosed herein, there are no arrangements or understandings between the nominee and any other person pursuant to which the nominee was selected.

                                                                                                     Shares of
                                                                                                   Common Stock      Percent
                                             Position(s) Held            Director    Term to       Beneficially         of
    Name                          Age         in the Company              Since(1)    Expire          Owned(2)         Class
    ----                          ---         --------------              --------    ------          --------         -----
                                        NOMINEES
Jack H. Kinkel                    58    Director                            1975       2001           49,978(4)         1.2

James A. McCarty, Jr.             45    Director                            1996       2001            6,380             (3)

Murray J. Brown                   49    Chief Operating Officer,            1997       2001           30,820             (3)
                                        Executive Vice President
                                        and Director

                                        DIRECTORS CONTINUING IN OFFICE
Donald P. Weinzapfel              61    Chairman of the Board,              1978       1999          235,756(5)         5.4
                                        President and Chief
                                        Executive Officer

John R. Stone                     66    Director                            1992       1999           62,972(6)         1.5

James D. Butterfield              41    Director                            1995       1999            8,140             (3)

Daniel F. Korb                    66    Director                            1981       2000           24,480             (3)

Robert L. Northerner              69    Director                            1978       2000           19,378             (3)

James W. Vogel                    69    Director                            1975       2000           37,378             (3)

Daniel L. Schenk                  44    Director                            1998       2000              ---             (3)

-----------------
(1) Includes service as a director of the Bank.

(2) Amounts include shares held directly and jointly with family members, as well as shares which are held in retirement accounts, held in a fiduciary capacity, held by certain members of the director's family, or held by trusts of which the director is a trustee or substantial beneficiary, with respect to which shares the respective directors may be deemed to have sole or shared voting and/or investment power. Amounts also include 136,000, 47,610, 16,000 and 9,522 shares subject to options awarded under the Stock Option Plan to Mr. Weinzapfel, Mr. Stone, Mr. Brown and to each other non-employee director of the Company, respectively, which have vested and which are exercisable within 60 days of the date hereof. Amounts exclude 2,382, 16,000, 7,142 and 9,522 shares subject to options granted under the Stock Option Plan to Mr. Butterfield, Mr. Brown, Mr. McCarty and Mr. Schenk, respectively, which have not vested and are not exercisable within 60 days of the date hereof.

(3) Less than one percent.

(4) Includes 19,656 shares held directly, 20,000 shares held as profit sharing plan trustee and 1,000 shares held as custodian for minor grandchildren under the Uniform Gifts to Minors Act.

(5) Includes 87,244 shares held directly, 1,188 shares held by Mr. Weinzapfel's spouse and 9,266 shares held in Mr. Weinzapfel's account under the ESOP.

(6) Includes 2,028 shares held in Mr. Stone's account under the ESOP.


         The principal occupation of each director of the Company and each of the nominees for director is set forth below. All directors and nominees have held their present position for at least five years unless otherwise indicated.

         Jack H. Kinkel. Mr. Kinkel is President of Jack R. Kinkel & Son Architects, P. C. and has been in private practice since 1964. Mr. Kinkel is a licensed architect in Indiana, Kentucky and Illinois. He is certified by the National Council of Architectural Registration Boards and is a member of the American Institute of Architects.

         James A. McCarty, Jr. Mr. McCarty joined the Board of Directors in August of 1996. Since 1989, he has served as President of McCarty's Colonial
Home and Garden Supplies. As president, Mr. McCarty oversees all company business including management of 100 full-time employees.

         Murray J. Brown. Mr. Brown is currently serving as Executive Vice President and Chief Operating Officer of the Company and the Bank, a position he has held since October of 1995. Mr. Brown joined the Board of Directors in March of 1997. From November 1991 until November 1993, Mr. Brown served as the president and CEO of Trans Financial Bank of Tennessee. From November 1993 until October 1995, Mr. Brown was self-employed as a private investor/consultant and from February 1992 until November 1993, he served as a Director of Trans Financial Corporation.

         Donald P. Weinzapfel.  Mr.  Weinzapfel  joined the Bank in 1978 as Vice
President and Director upon the merger of Home Federal Savings and Loan Association of Evansville into the Bank. He has served as President and Chief Executive Officer of the Bank since 1985 and as Chairman of the Board since 1990. Mr. Weinzapfel is responsible for directing and overseeing all aspects of the Bank's operations. Mr. Weinzapfel also serves as President and Director of the Bank's subsidiaries, Perma Service Corp. and Permanent Insurance Agency, Inc.

         John R. Stone. Until his retirement, effective April 1, 1995, Mr. Stone served as an Executive Vice President of the Bank from January 1990, as Secretary of the Bank from January 1994, and served in several capacities in the Bank's lending department since joining the Bank in 1964.

         James D. Butterfield. Mr. Butterfield joined the Board of Directors on January 1, 1995. Since 1987, Mr. Butterfield has served as President of Smith & Butterfield, Inc., a large office equipment and supply firm in the Evansville area.

         Daniel F. Korb. Prior to his retirement on December 31, 1993, Mr. Korb served as Executive Vice President and Secretary of the Bank. Mr. Korb joined the Bank in 1953, was promoted to Executive Vice President in 1985 and became Secretary in 1990.

         Robert L. Northerner. Since 1991, Mr. Northerner has served as Vice President of Sales and General Manager of The Floor Covering Emporium, an Evansville-based floor covering company. Prior thereto, Mr. Northerner was co-owner (along with Director Vogel) and served as President of Dale Sales Company, Inc., a service merchandising company, prior to its merger into Roundy's, another service merchandising company. After the merger, Mr. Northerner served as Vice President of Sales for the Evansville branch of Roundy's from 1985 to 1989.

         James W. Vogel. Mr. Vogel is Secretary-Treasurer of Results Oriented, Inc., a service merchandising company based in Indianapolis. Mr. Vogel was founder and co-owner (along with Director Northerner) of Dale Sales Company, Inc. from 1952 to 1985, when this business was sold to Roundy's.

         Daniel L. Schenk. Mr. Schenk is the Chancellor of Ivy Tech State College - Evansville Region, a position he has held since 1990.

Meetings and Committees of the Board of Directors

         Meetings and Committees of the Company. Meetings of the Company's Board of Directors are generally held on a monthly basis. The Board of Directors held 12 regular meetings during fiscal 1998. During fiscal 1998, no incumbent director of the Company attended fewer than 75% of the aggregate of the total number of Board meetings or meeting held by the Board committees on which he served with the exception of Director Stone, who has been unable to attend on a regular basis since becoming ill in November, 1997.

         The Board of Directors of the Company has standing Executive, Audit and Compensation Committees.

         The Executive Committee is comprised of Directors Korb, Vogel, Northerner and Stone. The Executive Committee meets on an as needed basis and exercises the power of the Board of Directors between Board meetings, to the extent permitted by Delaware law. This Committee did not meet during fiscal 1998.

         The Audit Committee recommends independent auditors to the Board, reviews the results of the auditors' services, reviews with management and the internal auditors the systems of internal control and internal audit reports and assures that the books and records of the Company are kept in accordance with applicable accounting principles and standards. The members of the Audit Committee are Directors Kinkel, Butterfield, McCarty and Forster. During the fiscal year ended March 31, 1998, this Committee did not meet; rather, the full Board performed its function.

         The Compensation Committee is composed of Directors Vogel, Butterfield and Forster. This Committee is responsible for administering the Company's Stock Option Plan and RRP. This Committee met two times during the fiscal year ended March 31, 1998.

         The entire Board of Directors acts as a nominating committee for selecting nominees for election as directors. While the Board of Directors of the Company will consider nominees recommended by stockholders, the Board has not actively solicited such nominations. Pursuant to the Company's Bylaws, nominations by stockholders must be delivered in writing to the Secretary of the Company not less than 90 days prior to the date of the Meeting; provided however, that in the event that less than one hundred days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

         Meetings and Committees of the Bank. The Bank's Board of Directors meets monthly and may have additional special meetings upon the written request of the Chairman of the Board or at least three directors. The Board of Directors met 13 times during the fiscal year ended March 31, 1998. During fiscal 1998, no incumbent director of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served, with the exception of Director Stone.

         The Bank has standing Audit and Compensation Committees.

         The Audit Committee meets quarterly to review the adequacy of internal and external audit controls and directly supervises the Bank's Internal Auditor. The Audit Committee also recommends the selection of the Bank's independent auditors to the Board of Directors, meets with the auditors to discuss the scope and to review the results of the annual audit and acts as liaison between the Board and management and the auditors. Board members of this Committee include Directors Kinkel (Chairman), Forster, Butterfield, McCarty and Weinzapfel (ex officio). This Committee met four times during fiscal 1998.

         The Compensation Committee meets annually to review salaries and directors fees as well as the performance of officers, and to recommend compensation adjustments to the full Board. This Committee is comprised of Directors Vogel (Chairman), Northerner, Butterfield, Korb and Weinzapfel (ex officio). During fiscal 1998 this Committee met two times.

Director Compensation

         Fees. The Company's directors are not paid fees for their service in such capacity. Non-employee directors of the Bank are paid a fee of $1,250 per quarter plus $625 per Regular Board meeting attended. Employee members of the Bank's Board receive $625 for each Board meeting attended. No fee is paid for membership on the Bank's committees.

         Deferred Compensation Agreements. The Bank has entered into a Director Deferred Compensation Agreement ("DDCA") with each non-employee director, other than Messrs. Stone, Butterfield and Schenk. The DDCAs are unfunded, non-qualified agreements which provide for retirement, death and disability benefits for the participants or their designated beneficiaries. Under the DDCAs, each non-employee director may, for a period of up to five years, make an annual election to defer receipt of all or a portion of his monthly director fees. Deferred amounts are credited with interest, compounded monthly, at a rate equal to the greater of (I) the Seven Year Treasury Constant Maturity Index plus 200 basis points, or (ii) a 10% annualized rate. When the director reaches the age specified in his DDCA (generally between age 70 and 73), he will be entitled to receive his accrued benefit payable over a 10-year period. The DDCAs also provide for disability and death benefits, including a $10,000 burial expense payment. Until disbursed, the amounts directed to be deferred are subject to the claims of general creditors.

Executive Compensation

         The Company has not paid any compensation to its executive officers since its formation. The Company does not presently anticipate paying any compensation to such persons until it becomes actively involved in the operation or acquisition of businesses other than the Bank.

         The following table sets forth information regarding compensation paid by the Bank to its Chief Executive Officer and Chief Operating Officer for services rendered during fiscal years ended March 31, 1998, 1997 and 1996. No other executive officer made in excess of $100,000 during the fiscal year ended March 31, 1998.

                                                SUMMARY COMPENSATION TABLE
                                                                                   Long Term
                                                                                 Compensation
                                                  Annual Compensation                Awards
                                                  -------------------                ------
                                                                           Restricted
                                                                              Stock       Options/            All Other
    Name and Principal Position        Year        Salary       Bonus       Award(s)        SARs            Compensation
                                                    ($)          ($)           ($)           (#)                 ($)
    ---------------------------        ----       --------     -------       ---------      ------            ---------
Donald P. Weinzapfel                   1998       $165,213     $33,043         ---           ---              $5,016(1)
President and Chief                    1997        156,600      34,452         ---           ---               4,978(1)
Executive Officer                      1996        156,600        ---          ---           ---               4,879(1)
Murray J. Brown                        1998       $115,508     $17,326         ---           ---               4,499(2)
Executive Vice-President and           1997        108,167      18,150         ---           ---               2,478(2)
Chief Operating Officer                1996(3)      45,833        ---        49,313(4)      16,000             1,099(2)

------------------
(1) 1996: Matching contributions to Mr. Weinzapfel's account in the Bank's 401(k) Plan, $1,672; health insurance premiums, $3,344; 1997: $1,500,
    $3,448; 1996: $1,581, $3,298.

(2) Includes matching contributions to Mr. Brown's account in the Bank's 401(k) of $1,155 and $3,344 of health insurance premiums; 1997: $367 and $3,479; 1996: $0 and $1,099.

(3) Amounts shown reflect the period from October 1995 to March 31, 1996.

(4) Amount reflects the dollar value of the restricted stock awarded to Mr. Brown pursuant to the RRP on November 21, 1995.

         The following table sets forth certain information concerning the number and value of stock options at March 31, 1998 held by the Chief Executive Officer and the Chief Operating Officer.

                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END
                                                       OPTION VALUES
                                                                                                       Value of
                                                                       Number of                      Unexercised
                                                                      Unexercised                    In-the-Money
                                                                      Options at                      Options at
                              Shares                                  FY-End (#)                     FY-End ($)(1)
                             Acquired           Value        ----------------------------    ----------------------------
     Name                 on Exercise (#)    Realized ($)    Exercisable    Unexercisable    Exercisable    Unexercisable
     ----                 ---------------    ------------    -----------    -------------    -----------    -------------
Donald P. Weinzapfel           2,154           $26,598         138,000           ---         $1,737,937       $   ---

Murray J. Brown                 ---            $  ---           16,000          16,000       $  146,000       $146,000

(1) Represents the aggregate market value of incentive stock options to purchase shares of Common Stock (market price less the exercise price of $5.00 per share with regard to Mr. Weinzapfel's options and $8.1875 per share with regard to Mr. Brown's options) awarded to Messrs. Weinzapfel and Brown based upon the closing price of $34.875 per share for the Common Stock on March 31, 1998, as reported by the Nasdaq National Market.

Employment Agreement

         In connection with the Bank's conversion from mutual to stock form completed on March 31, 1994 (the "Conversion"), the Bank entered into an employment agreement with Donald P. Weinzapfel. On November 21, 1995, the Bank also entered into an employment agreement with Murray J. Brown. The employment agreements provide for three year terms and an annual base salary as determined by the Board of Directors, which may not be less than each officer's current salary. Salary increases are reviewed not less often than annually thereafter, and are subject to the sole discretion of the Board of Directors. The employment agreements provide for an extension for one additional year at the end of each contract year, but only upon authorization by the Board of Directors. The agreements provide for termination upon the officer's death, for cause or upon certain events specified by regulations of the Office of Thrift Supervision. The agreement is terminable by the officer upon 90 days' notice to the Bank.

         The employment agreements also provide for payment to the officers in the event there is a change in control of the Company or the Bank (as defined in the agreement) where employment terminates involuntarily in connection with such change in control or within 12 months thereafter, of the remaining salary payable under the contract, plus an additional amount, the sum of which will not exceed 299% of the officers' highest salary in effect under the employment agreements at any time during the 12 months prior to the date of termination, provided that total payments under the agreements may not exceed three times the officers' average annual compensation or an amount that would cause certain adverse tax consequences to the Bank and the officers under Section 280G of the Internal Revenue Code of 1986, as amended. The agreements contain a provision which prohibits the officers, for a period of one year, from, directly or indirectly, owning, managing, operating or controlling, or participating in the ownership, management, operation or control of, or be employed by or connected in any manner with, any financial institution having an office located within 20 miles of any office of the Bank at the date of his termination. The agreements also provide, among other things, for participation in an equitable manner in employee benefits applicable to executive personnel. The employment agreements may have an "anti-takeover" effect that could affect a proposed future acquisition of control of the Company.

Pension Plan

         The Bank's employees are included in the Financial Institutions Retirement Fund, a multiple employer comprehensive pension plan (the "Pension Plan"). This noncontributory defined benefit retirement plan covers all full-time employees who have reached the age of 21 and have completed one year of service. The Pension Plan currently provides for an annual benefit at normal retirement (age 65) equal to 2% of the employee's average annual salary over the five consecutive years of highest salary multiplied by the employee's number of years of service. Other than administrative expenses of the Pension Plan paid by the Bank, the Bank did not contribute to the Pension Plan during fiscal 1998.

         The following table indicates the annual retirement benefit that would be payable under the Pension Plan upon retirement at age 65 to a participant electing to receive his retirement in the standard form of benefit, assuming various specified levels of compensation and years of service.

                                                             PENSION PLAN TABLE
-------------------------------------------------------------------------------------------------------------------
                                                              Years of Service

     Remuneration          15            20            25            30            35            40            45
       $ 50,000        $ 15,000      $ 20,000      $ 25,000      $ 30,000      $ 35,000      $ 40,000      $ 45,000
         75,000          25,000        30,000        37,500        45,000        52,500        60,000        67,500
        100,000          30,000        40,000        50,000        60,000        70,000        80,000        90,000
        125,000          37,500        50,000        62,500        75,000        87,500       100,000       112,500
        150,000          45,000        60,000        75,000        90,000       105,000       118,182       118,182
        175,000          52,500        70,000        87,500       105,000       118,182       118,182       118,182
        200,000          60,000        80,000       100,000       118,182       118,182       118,182       118,182
        225,000          67,500        90,000       112,500       118,182       118,182       118,182       118,182

         At March 31, 1998, Mr. Weinzapfel had 43 years of credited service under the Pension Plan.

Certain Transactions

         The Bank has followed a policy of granting loans offered generally by the Bank, subject to applicable regulations, to officers, directors and employees. The loans to such persons are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time, in accordance with the Bank's underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features, which is consistent with current federal requirements. Loans to executive officers and directors must be approved by a majority of the disinterested directors and loans to other officers and other employees must be approved by two officers of the Bank who are authorized to approve such loans. Loans to all directors, executive officers, employees and their associates totaled approximately $2.5 million at March 31, 1998, which was approximately 5.9% of the Company's stockholders' equity at such date.

Compensation Committee Report on Executive Compensation

         Set forth below is a report prepared by Directors Vogel, Forster and Butterfield, in their capacity as the Compensation Committee of the Board of Directors of the Company (the "Company Committee") and Directors Vogel,
Northerner,   Butterfield,   Korb  and  Weinzapfel  in  their  capacity  as  the
Compensation Committee of the Board of Directors of the Bank (the "Bank Committee"). The Company Committee administers the Stock Option Plan and RRP. The Bank Committee meets annually to review salaries and directors fees as well as the performance of officers, and to recommend compensation adjustments to the full Board. The report below addresses the compensation policies for the last fiscal year as they affected the Chief Executive Officer, Mr. Weinzapfel, and other executive officers of the Company and the Bank.

         Salaries.  The Bank  Committee  sets the  salaries  for each  executive officer, including Mr. Weinzapfel, annually, under a salary administration program applicable to all executive officers designed for the Bank by an independent consulting firm. Under the program, salaries are set within ranges of executives in comparable positions in the Bank's competitive market. The Bank Committee uses these ranges as a guide for determining each executive officer's salary, subject to adjustment on a case-by-case basis. An executive officer's salary may vary within the salary range for each position as a result of the Bank Committee's assessment of the executive's individual performance over the past year, as well as tenure and internal and external competitiveness. Each of the Bank's executive officers earns near the mid-point of his or her salary range.

         Stock Option Awards and Restricted Stock Awards. Among the benefits to the Bank resulting from the Company's initial public offering of stock in the Conversion is the ability to attract and retain personnel through prudent use of stock option and other stock-related incentive programs. In connection with the Conversion, the Company and the Bank adopted the Stock Option Plan and the RRP. The Compensation Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. Thus, the Compensation Committee has utilized these elements in the compensation packages to its executive officers. To date, the Compensation Committee has awarded stock options under the Stock Option Plan and restricted stock under the RRP to all executive officers and other key employees of the Bank. During the fiscal year ended March 31, 1994, the Compensation Committee granted awards to Mr. Weinzapfel and the executive officer group under the Stock Option Plan and RRP. No further awards were granted to such persons during fiscal 1995. During fiscal 1996, the Compensation Committee awarded stock options for 16,000 shares and 3,000 shares of restricted stock to Mr. Murray J. Brown who was appointed as Executive Vice President during the fiscal year. During fiscal 1997, the Compensation Committee awarded 500 shares of restricted stock to Seth P. Allen, a Senior Vice President of the Bank. During fiscal 1998, the Compensation Committee awarded 250 shares of restricted stock to Robert Whitfield, Jr., 500 additional shares to Senior Vice President Seth P. Allen and 600 additional shares to Vice President Glenna Kirsch.

         In granting awards under the Stock Option Plan and RRP to Mr. Weinzapfel and the other executive officers, the Company Committee considered, among other things, position and years of service, value of the individual's service to the Bank and the Company and the added responsibilities of such individuals as executive officers of a public company. As a stock-related incentive plan, the Stock Option Plan and RRP are also designed to recognize the past contributions of the officers, directors and employees to the Bank and to encourage them to remain with the Bank.

         Bonus Awards. In order to align executive compensation with stockholder interests, the Bank has developed a Cash Bonus Program in which Executive Officers will be awarded a percent of their base salary upon the achievement of certain levels of profitability.

         Internal Revenue Code Section 162(m). In 1993, Section 162(m) was added to the Internal Revenue Code, the effect of which is to eliminate the deductibility of compensation over $1 million, with certain exclusions, paid to each of certain highly compensated executive officers of publicly held corporations, such as the Company. Section 162(m) applies to all remuneration (both cash and non-cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded. Because the current compensation of each of the Company's executive officers is well below the $1 million threshold, the Company has not addressed the new provision.

                                    James W. Vogel
                                    John W. Forster
                                    James D. Butterfield
                                    Robert L. Northerner
                                    Daniel F. Korb
                                    Donald P. Weinzapfel (ex officio)

Stock Performance Presentation

         Set forth below is a line graph comparing the cumulative total return on the Company's Common Stock to the cumulative total return of the Nasdaq Market Index and the Media General Savings and Loan Index for each semi-annual period from April 4, 1994 (the date the Company's Common Stock first reported on the Nasdaq Stock Market) through March 31, 1998. The presentation assumes $100 was invested on April 4, 1994.


           [GRAPHIC-PERFORMANCE GRAPH PLOTTED TO POINTS LISTED BELOW]











                              4/4/94      3/31/95      3/31/96       3/31/97      3/31/98
                              ------      -------      -------       -------      -------
Permanent Bancorp..........    $100         $151         $140         $208          $355
MG Industry Group..........     100          113          160          223           372
NASDAQ Market Index........     100          106          142          160           241


Compensation Committee Interlocks and Insider Participation

         During fiscal 1998, the Compensation Committee of the Bank was comprised of Directors Vogel, Northerner, Butterfield, Korb and Weinzapfel (ex officio). Prior to his retirement effective December 31, 1993, Mr. Korb served as the Bank's Executive Vice President and Secretary. During fiscal 1998, Mr. Weinzapfel served as Chairman of the Board, President and Chief Executive Officer of the Bank. In addition, Mr. Weinzapfel has entered into an employment agreement with the Bank. See "Employment Agreement" above. Mr. Weinzapfel did not participate in any discussions pertaining to his employment contract, nor did he vote on such matter.


                 II. RATIFICATION OF THE APPOINTMENT OF AUDITORS

         The Board of Directors has renewed the Company's arrangement for Deloitte & Touche LLP to be its auditors for the 1999 fiscal year, subject to the ratification of the appointment by the Company's stockholders. A representative of Deloitte & Touche LLP is expected to attend the Meeting, to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1999.


                              STOCKHOLDER PROPOSALS

         In order to be eligible for inclusion in the Company's proxy materials for the next Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office located at 101 Southeast Third Street, Evansville, Indiana 47708, no later than February 26, 1999. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.


                                  OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matter should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company and/or the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

                                              BY ORDER OF THE BOARD OF DIRECTORS




                                              /s/Donald P. Weinzapfel
                                              -----------------------
                                              Donald P. Weinzapfel
                                              Chairman of the Board, President
                                              and Chief Executive Officer

Evansville, Indiana
June 26, 1998

                                 REVOCABLE PROXY
                             PERMANENT BANCORP, INC.

[ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE


                         ANNUAL MEETING OF STOCKHOLDERS
                                  July 28, 1998

  The undersigned hereby appoints the Board of Directors of Permanent Bancorp, Inc. (the "Company"), and the survivor of them, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting"), to be held at the main office of the Company located at 101 Southeast Third Street, Evansville, Indiana, at 4:00 p.m., Evansville, Indiana time, on July 28, 1998, and at any and all adjournments and postponements thereof, as follows:


I. The election as directors of all nominees listed below for three-year terms.

JACK H. KINKEL      JAMES A. McCARTY, JR.    MURRAY J. BROWN

[   ] For         [   ] Withhold        [   ] For All Except

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------


II. Ratification of the appointment of Deloitte & Touche LLP as auditors for the Company for the fiscal year ending March 31, 1999.

[   ] For      [   ] Against       [   ] Abstain


   In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Meeting or any adjournments or postponements thereof.

   THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND THE PROPOSAL STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCHMEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

   The Board of Directors recommends a vote "FOR" the listed nominees and proposal.

          Please be sure to sign and date this Proxy in the box below.


          ------------------------------------------------------------
                                      Date

          ------------------------------------------------------------
                             Stockholder sign above

          ------------------------------------------------------------
                          Co-holder (if any) sign above


   Detach above card, sign, date and mail in postage paid envelope provided.

                             PERMANENT BANCORP, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  Should the above signed be present and elect to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this Proxy, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

  The above signed acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of the Meeting, a Proxy Statement dated June 26, 1998 and the Company's Annual Report to Stockholders for the fiscal year ended March 31, 1998.

  Please sign exactly as your name(s) appear(s) on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY